TAX SHARING AGREEMENT

     This Tax Sharing Agreement dated as of July 17, 1997 by and between Marcam Corporation, a Massachusetts corporation ("Marcam"), and Marcam Solutions, Inc., a Delaware corporation ("Marcam Solutions"):

                                   WITNESSETH:

     WHEREAS, Marcam and Marcam Solutions intend to enter into a Distribution Agreement dated as of July 17, 1997 (the "Distribution Agreement"), providing for, among other things, (i) the transfer by Marcam of certain assets to Marcam Solutions in exchange for shares of common stock of Marcam Solutions, warrants to acquire shares of common stock of Marcam Solutions, and the assumption by Marcam Solutions of certain liabilities, and (ii) the distribution by Marcam of all of the outstanding shares of Marcam Solutions common stock to the holders of Marcam's outstanding capital stock (the "Distribution");

     WHEREAS, in connection with the Distribution, each person who was granted an option to purchase Marcam stock pursuant to the Marcam Corporation 1987 Stock Plan, the Marcam Corporation 1991 Non-Employee Director Stock Option Plan and the Marcam Corporation 1994 Stock Plan will (i) subject to certain adjustments to the exercise price of such option, retain such option (as adjusted, the "Pre-Distribution MAPICS Option") and (ii) be granted an option (the "Pre-Distribution Marcam Solutions Option") to purchase a number of shares of Marcam Solutions stock equal to one-half of the number of shares subject to the Pre-Distribution MAPICS Options held by such person as of the Distribution Date;

     WHEREAS, on or prior to the Distribution Date, Marcam intends to amend its Restated Articles of Organization to change its name from "Marcam Corporation" to "MAPICS, Inc." ("MAPICS");

     WHEREAS, Marcam and Marcam Solutions desire to define their rights and obligations with respect to certain tax liabilities and refunds of taxes relating to Marcam's business for periods ending on or prior to the Distribution Date;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

     1. Definitions

          (a) As used in this Agreement:

          "Adjusted Stock Options" shall mean all Pre-Distribution MAPICS Options and Pre-Distribution Marcam Solutions Options.

          "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor thereto.

          "Distribution Date" shall mean the date on which the Distribution shall be effected.

          "Federal Tax" shall mean any Tax imposed under Subtitle A of the Code and any related penalty imposed under Subtitle F of the Code.

          "Final Determination" shall mean (i) with respect to Federal Taxes,
(A) a "determination" as defined in Section 1313 (a) of the Code, or (B) the date of acceptance by or on behalf of the Internal Revenue Service of Form 870-AD (or any successor form thereto), as a final resolution of Tax liability for any Taxable period, except that a Form 870-AD (or successor form thereto) that reserves the right of the taxpayer to file a claim for refund and/or the right of the Internal Revenue Service to assert a further deficiency shall not constitute a Final Determination with respect to the item or items so reserved;
(ii) with respect to Taxes other than Federal Taxes, any final determination of liability in respect of a Tax provided for under applicable law; (iii) any final disposition by reason of the expiration of the applicable statute of limitations; and (iv) the payment of Tax by MAPICS, Marcam Solutions, or any subsidiary of MAPICS or Marcam Solutions, whichever is responsible for payment of such Tax under applicable law, with respect to any item disallowed or adjusted by a Taxing Authority, provided that the provisions of Section 8 hereof have been complied with, or, if such section is inapplicable, that the party responsible under the terms of this Agreement for such Tax is notified by the party paying such Tax that it has determined that no action should be taken to recoup such disallowed item, and the other party agrees with such determination.

          "ISO" shall mean an "incentive stock option" as defined in Section 422 of the Code.

          "MAPICS Group" shall mean MAPICS and its subsidiaries, in each case, immediately after the Distribution Date, and their predecessors and successors (other than members of the Marcam Solutions Group).

          "Marcam Group" shall mean Marcam and its subsidiaries, in each case, immediately before the Distribution Date.

          "Marcam Solutions Division" shall mean the business division of Marcam, prior to the Distribution Date, headquartered in Newton, Massachusetts and consisting of substantially all of the business assets (including subsidiary corporations) transferred to the Marcam Solutions Group.

          "Marcam Solutions Group" shall mean Marcam Solutions and its subsidiaries, in each case, immediately after the Distribution Date, and their predecessors and successors (other than members of the MAPICS Group).

          "Marcam Solutions Sales and Property Tax" shall mean (i) any sales or use Tax imposed on the sale, transfer, or use of tangible or intangible personal property and (ii) any property, ad valorem or other similar non-income Tax imposed with respect to ownership of an interest in real or personal property, in each case, for which a Return was filed by the Marcam Solutions Division.

          "Non-US Marcam Solutions Tax" shall mean (i) any Tax imposed on a subsidiary of the Marcam Solutions Group by a Taxing Authority other than a United States federal, state or local Taxing Authority and (ii) any Tax imposed on Marcam (but not on a subsidiary of Marcam) for a Pre-Distribution Period on a branch basis by a Taxing Authority other than a United States federal, state or local Taxing Authority.

          "Other Taxes" shall mean all Taxes (including, but not limited to, Federal Taxes), other than any Marcam Solutions Sales and Property Tax or Non-US Marcam Solutions Tax.

          "Post-Distribution Period" shall mean any Taxable period (or portion thereof) beginning after the close of business on the Distribution Date.

          "Pre-Distribution Period" shall mean any Taxable period ending on or before the close of business on the Distribution Date; provided that if a Taxable period ending after the Distribution Date contains any days which fall prior to or on the Distribution Date, any portion of such Taxable period up to or including the Distribution Date shall also be included in the Pre-Distribution Period.

          "Pre-Distribution MAPICS Tax" shall mean all Other Taxes payable with respect to a Pre-Distribution Period. Pre-Distribution MAPICS Tax for a Taxable period ending after the Distribution Date but containing days which fall prior to or on the Distribution Date shall be determined on a hypothetical basis, calculated as if the period beginning on the first day of such Taxable period and ending on the Distribution Date were a separate Taxable year for all Tax purposes.

          "Pre-Distribution Marcam Solutions Tax" shall mean all Marcam Solutions Sales and Property Taxes and Non-US Marcam Solutions Taxes payable with respect to a Pre-Distribution Period. Pre-Distribution Marcam Solutions Tax for a Taxable period ending after the Distribution Date but containing days which fall prior to or on the Distribution Date shall be determined on a hypothetical basis, calculated as if the period beginning on the first day of such Taxable period and ending on the Distribution Date were a separate Taxable year for all Tax purposes.

          "Prime" shall mean the rate announced from time to time as "prime" by Chase Manhattan Bank, New York City, New York as its prime rate.

          "Return" shall mean any Tax return, statement, report or form (including estimated Tax returns and reports, extension requests and forms, and information returns and reports) required to be filed with any Taxing Authority.

          "Tax" (and the correlative meaning, "Taxes," "Taxing" and "Taxable") shall mean (A) any tax imposed under Subtitle A of the Code, any net income, gross income, gross receipts, alternative or add-on minimum, sales, use, value-added, goods and services, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, transfer, recording, severance, stamp, occupation, premium, property, environmental, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by a Taxing Authority; (B) any liability for the payment of any amounts of the type described in clause (A) for any Taxable period resulting from the application of Treasury Regulation Section 1.1502-6 or any similar provision applicable under state, local or foreign law; and (C) any liability for the payment of any amounts described in clause (A) as a result of any express or implied obligation to indemnify any other party.

          "Tax Packages" shall mean one or more packages of information that are
(i) reasonably necessary for the purpose of preparing a Return and (ii) completed in all material respects in accordance with the standards that Marcam has established for its subsidiaries and divisions with respect to the relevant Pre-Distribution Period.

          "Tax Proceeding" shall mean any Tax audit, dispute, investigation, suit or proceeding (whether administrative or judicial).

          "Taxing Authority" shall mean any governmental authority (domestic or foreign) responsible for the imposition of any Tax.

          (b) Any term used in this Agreement which is not defined in this Agreement shall, to the extent the context requires, have the meaning assigned to it in the Code or the applicable Treasury regulations thereunder and, in the case of Taxes other than Federal Taxes, in comparable provisions of applicable law.

     2. Administrative and Compliance Matters.

          (a) Sole Tax Sharing Agreement. This Agreement shall constitute the sole Tax sharing agreement between the MAPICS Group, on one hand, and the Marcam Solutions Group, on the other hand, and, to the extent there is any inconsistency between such agreements and any existing Tax sharing agreements or arrangements, written or unwritten, this Agreement shall govern.

          (b) Preparation of Returns. Except as otherwise provided herein (including Section 2(d)) and subject to the rules set forth in this Agreement, for all Pre-Distribution Periods, Marcam Solutions shall be responsible for the timely preparation and timely filing of all Returns relating to Non-US Marcam Solutions Taxes and Marcam Solutions Sales and Property Taxes attributable to such periods, and MAPICS shall be responsible for the timely preparation and timely filing of all Returns relating to Other Taxes attributable to such periods. Each member of the MAPICS Group shall prepare and deliver to Marcam Solutions all applicable Tax Packages no later than 150 days after the last day of the Tax year with respect to which such Tax Packages relate. Each member of the Marcam Solutions Group shall prepare and deliver to MAPICS all applicable Tax Packages no later than 150 days after the last day of the Tax year with respect to which such Tax Packages relate.

          (c) Designation of Agent.

                    (i) Marcam Solutions and each member of the Marcam Solutions Group, with respect to Other Taxes attributable to a Pre-Distribution Period, each hereby irrevocably designate MAPICS or its successors as its agent, coordinator, and administrator, for the purpose of taking any and all actions (including the execution of waivers of applicable statutes of limitation) necessary or incidental to the filing of any Return, any amended Return, or any claim for refund, credit or offset of Tax or any other proceedings, and for the purpose of making payments to, or collecting refunds from, any Taxing Authority, in each case relating to any item affecting the amount of the Pre-Distribution MAPICS Tax. MAPICS, as agent, covenants to Marcam Solutions that it shall be responsible to see that all such administrative matters relating thereto shall be handled promptly and appropriately.

                    (ii) MAPICS and each member of the MAPICS Group, with respect to Marcam Solutions Sales and Property Taxes and Non-US Marcam Solutions Taxes attributable to a Pre-Distribution Period, each hereby irrevocably designate Marcam Solutions or its successors as its agent, coordinator, and administrator, for the purpose of taking any and all actions (including the execution of waivers of applicable statutes of limitation) necessary or incidental to the filing of any Return, any amended Return, or any claim for refund, credit or offset of Tax or any other proceedings, and for the purpose of making payments to, or collecting refunds from, any Taxing Authority, in each case relating to any item affecting the amount of the Pre-Distribution Marcam Solutions Tax. Marcam Solutions, as agent, covenants to MAPICS that it shall be responsible to see that all such administrative matters relating thereto shall be handled promptly and appropriately.

          (d) Post-Distribution Conduct. Notwithstanding anything in this Agreement to the contrary, (i) without the prior written consent of Marcam Solutions (which consent shall not be unreasonably withheld), no member of the MAPICS Group shall make or change any Tax election, change any accounting method, amend any Return or take any Tax position on any Return or take any other action, that results in any increased Tax liability in respect of a Pre-Distribution Marcam Solutions Tax or could reasonably be expected to have a material adverse effect on Marcam Solutions' Tax liability in a Post-Distribution Period, and (ii) without the prior written consent of MAPICS (which consent shall not be unreasonably withheld), no member of the Marcam Solutions Group shall make or change any Tax election, change any accounting method, amend any Tax return or take any Tax position on any Return or take any other action, that results in any increased Tax liability in respect of a Pre-Distribution MAPICS Tax or could reasonably be expected to have a material adverse effect on MAPICS' Tax liability in a Post-Distribution Period.

     3. Allocation and Reimbursement of Taxes.

          (a) General. Marcam Solutions shall be responsible for all Pre-Distribution Marcam Solutions Taxes (including any liability arising out of a Final Determination of such Taxes). MAPICS shall be responsible for all Pre-Distribution MAPICS Taxes (including any liability arising out of a Final Determination of such Taxes).

          (b) Compensation Deductions attributable to Adjusted Stock Options. Unless otherwise determined pursuant to a Final Determination, no member of the MAPICS Group shall be entitled to Tax deductions attributable to Pre-Distribution Marcam Solutions Options (including Tax deductions arising out of a disposition of shares acquired upon exercise of an ISO), and no member of the Marcam Solutions Group shall be entitled to Tax deductions attributable to Pre-Distribution MAPICS Options (including Tax deductions arising out of a disposition of shares acquired upon exercise of an ISO); provided, however, that MAPICS shall be entitled to all Tax deductions attributable to a disposition, on or after the Distribution Date, of Marcam stock acquired upon exercise of an ISO prior to the Distribution Date.

          (c) Notice Requirements upon exercise of Adjusted Stock Options. So that all applicable employment and other Tax obligations may be satisfied:

                    (i) in the event an employee (or former employee) of a member of the MAPICS Group exercises a Pre-Distribution Marcam Solutions Option, Marcam Solutions shall notify MAPICS of the following information within ten (10) business days after the date of such exercise: the name of the employee, the number of shares acquired pursuant to such exercise, the amount paid for such shares and the fair market value of the shares issued as of the date of such exercise; and

                    (ii) in the event an employee (or former employee) of a member of the Marcam Solutions Group exercises a Pre-Distribution MAPICS Option, MAPICS shall notify Marcam Solutions of the following information within ten (10) business days after the date of such exercise: the name of the employee, the number of shares acquired pursuant to such exercise, the amount paid for such shares and the fair market value of the shares issued as of the date of such exercise.

          (d) Value-Added Taxes. If any member of the Marcam Solutions Group, or any member of the MAPICS Group, collects amounts of value-added Tax which, under the provisions hereof, are to be paid by members of the other group, then the member collecting such amounts of value-added Tax shall, within 5 days after the collection thereof, reimburse such other member the full amount of value-added Tax so collected.

     4. Refunds.

          Any refunds of Tax received by any member of the MAPICS Group relating to a Pre-Distribution Marcam Solutions Tax shall be paid by MAPICS to Marcam Solutions within

30 days of receipt. Any refunds of Tax received by any member of the Marcam Solutions Group relating to a Pre-Distribution MAPICS Tax shall be paid by Marcam Solutions to MAPICS within 30 days of receipt. Any amount not paid when due shall bear interest as provided in Section 9.

     5. Taxes attributable to the Distribution.

          Notwithstanding anything in this Agreement to the contrary and except as set forth in Section 5.02(e) of the Distribution Agreement, no member of the Marcam Solutions Group shall be obligated to make any payment to MAPICS for Taxes attributable to or arising out of any of the transactions contemplated by the Distribution Agreement, regardless of whether such transactions are taxable as a result of actions taken by, or transactions involving, a member of the Marcam Solutions Group.

     6. Indemnification.

          (a) MAPICS Indemnity. Each member of the MAPICS Group agrees to indemnify each member of the Marcam Solutions Group against, and hold them harmless from, (i) any liability for Pre-Distribution MAPICS Taxes, (ii) any liability for Taxes attributable to a Post-Distribution Period to the extent such Taxes relate to the assets or operations of a member of the MAPICS Group,
(iii) except as set forth in Section 5.02(e) of the Distribution Agreement, any liability for Taxes attributable to or arising out of any of the transactions contemplated by the Distribution Agreement, regardless of whether such transactions are taxable as a result of actions taken by, or transactions involving, a member of the Marcam Solutions Group, (iv) any liability for Taxes resulting from the taking of any action otherwise prohibited by Section 8, and
(v) all costs, expenses (including, without limitation, attorney's fees and expenses), losses, damages, and assessments incurred in connection with Taxes referred to in clauses (i), (ii), (iii) and (iv) of this Section 6(a).

          (b) Marcam Solutions Indemnity. Each member of the Marcam Solutions Group agrees to indemnify each member of the MAPICS Group against, and hold them harmless from (i) any liability for Pre-Distribution Marcam Solutions Taxes,
(ii) any liability for Taxes attributable to a Post-Distribution Period to the extent such Taxes relate to the assets or operations of a member of the Marcam Solutions Group, (iii) any liability for Taxes resulting from the taking of any action otherwise prohibited by Section 8, and (iv) all costs, expenses (including, without limitation, attorney's fees and expenses), losses, damages, and assessments incurred in connection with Taxes referred to in clauses (i),
(ii) and (iii) of this Section 6(b).

          (c) No member of the Marcam Solutions Group shall be liable to any member of the MAPICS Group, and no member of the MAPICS Group shall be liable to any member of the Marcam Solutions Group, for any Tax or other costs, expenses, losses, damages and other assessments incurred by such member in connection with a Final Determination regarding Tax deductions attributable to Adjusted Stock Options (including Tax deductions arising out of a disposition of shares acquired upon exercise of an ISO).

     7. Communication and Cooperation

          (a) Consult and Cooperate. Marcam Solutions and MAPICS shall consult and cooperate (and shall cause each of their subsidiaries to consult and cooperate) fully at such time and to the extent reasonably requested by the other party in connection with all matters subject to this Agreement. Such cooperation shall include, without limitation:

                    (i) the retention and provision on reasonable request of any and all information including all books, records, documentation or other information pertaining to Tax matters relating to the MAPICS Group and the Marcam Solutions Group, any necessary explanations of information, and access to personnel, until the expiration of the applicable statute of limitation (giving effect to any extension, waiver, or mitigation thereof);

                    (ii) the execution of any document that may be necessary or helpful in connection with the preparation of any Return or in connection with any Tax Proceeding;

                    (iii) reporting to the other party, on a quarterly basis, on the status of any Tax Proceeding relating to a Pre-Distribution Period if the results of such proceedings are reasonably likely to have a material adverse effect on the other party; and

                    (iv) the use of the parties' reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing.

          (b) Provide Information. MAPICS and Marcam Solutions shall keep each other fully informed with respect to any material development relating to the matters subject to this Agreement.

          (c) Tax Attribute Matters. MAPICS and Marcam Solutions shall advise and consult with each other with respect to any Tax Proceeding which may affect any Tax attribute of any member of the Marcam Solutions Group or the MAPICS Group (including, but not limited to, basis in an asset or the amount of earnings and profits). Marcam Solutions makes no representations, warranties or covenants to MAPICS regarding the amount or availability of any net operating losses, Tax credits or similar Tax attributes of Marcam as of the Distribution Date.

     8. Audits and Contest.

          (a) Notwithstanding anything in this Agreement to the contrary, Marcam Solutions shall have full control over all matters and Tax Proceedings relating to any item affecting a Pre-Distribution Marcam Solutions Tax, and MAPICS shall have full control over all matters and Tax Proceedings relating to any item affecting a Pre-Distribution MAPICS Tax; provided, however, that no party shall settle such Tax Proceeding without the prior written consent of the other party (which consent shall not be unreasonably withheld) if such settlement would have a material adverse effect on the other party.

          (b) MAPICS agrees to give prompt notice to Marcam Solutions of the assertion of any claim or the commencement of any Tax Proceeding in respect of which indemnity may be sought hereunder. The failure of MAPICS to give notice as provided in this Section 8(b) shall not relieve Marcam Solutions of its obligations under this Agreement, except to the extent that Marcam Solutions is materially prejudiced by such failure to give notice.

          (c) Marcam Solutions agrees to give prompt notice to MAPICS of the assertion of any claim or the commencement of any Tax Proceeding in respect of which indemnity may be sought hereunder. The failure of Marcam Solutions to give notice as provided in this Section 8(c) shall not relieve MAPICS of its obligations under this Agreement, except to the extent that MAPICS is materially prejudiced by such failure to give notice.

          (d) With respect to Returns of MAPICS relating to Post-Distribution Periods, MAPICS shall have full control over all matters relating to any Tax Proceeding in connection therewith provided that MAPICS shall not report or assert any Tax position that is inconsistent with (i) Tax positions taken on any Return relating to a Pre-Distribution Marcam Solutions Tax or (ii) the provisions of Section 3(c) of this Agreement.

          (e) With respect to Returns of Marcam Solutions relating to Post-Distribution Periods, Marcam Solutions shall have full control over all matters relating to any Tax Proceeding in connection therewith provided that Marcam Solutions shall not report or assert any Tax position that is inconsistent with (i) Tax positions taken on any Return relating to a Pre-Distribution MAPICS Tax or (ii) the provisions of Section 3(c) of this Agreement.

     9. Payments.

          All payments to be made hereunder shall be made in immediately available funds. Except as otherwise provided, all payments required to be made pursuant to this Agreement will be due 30 days after the receipt of notice of such payment, or, where no notice is required, 30 days after the fixing of liability or the resolution of a dispute. Payments shall be deemed made when received. Any payment that is not made when due shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid; provided, however, that, if an obligation or the amount thereof is being disputed in good faith, any payment required after resolution of such dispute shall bear interest at Prime until and including the thirtieth day after such resolution.

     10. Notices.

          All notices, requests and other communications to either party shall be in writing (including telecopy or similar electronic transmissions), shall refer specifically to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission, by registered mail or certified mail, return receipt requested, postage prepaid or by reliable overnight courier service, in each case, to the respective addresses specified below (or to such address as may be specified in writing by one party to the other). All notices shall be effective when received if delivered by hand or facsimile, three (3) business days after mailing, if mailed, and one (1) business day after delivery to a reliable overnight courier service.

           If to MAPICS:                   MAPICS, Inc.
                                           5775-D Glenridge Drive
                                           Atlanta, GA  30328
                                           Attn:  Chief Executive Officer
                                           Telecopy:  (404) 705-3140

           If to Marcam Solutions:         Marcam Solutions, Inc.
                                           95 Wells Avenue
                                           Newton, MA  02159
                                           Attn:  Chief Executive Officer
                                           Telecopy:  (617) 964-5614

     11. Costs and Expenses.

          Except as expressly set forth in this Agreement or in any other agreement between Marcam Solutions and MAPICS, each party shall bear its own costs and expenses incurred pursuant to this Agreement, including any attorney fees, accountant fees and other related professional fees and disbursements incurred by such party.

     12. Effectiveness; Termination and Survival.

          This Agreement shall become effective upon the consummation of the Distribution. Notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof).

     13. Section Headings.

          The headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof or in any way affect the meaning or interpretation of this Agreement.

    14. Entire Agreement; Amendments and Waivers.

          (a) Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein. No alteration, amendment, modification, or waiver of any of the terms of this Agreement shall be valid unless made by an instrument signed by an authorized officer of MAPICS and Marcam Solutions, or in the case of a waiver, by the party against whom the waiver is to be effective.

          (b) Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver hereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

      15. Governing Law and Interpretation.

          This Agreement has been made in and shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof.

     16. Dispute Resolution.

          Any disagreement or dispute relating to this Agreement shall be resolved in accordance with the procedures set forth in Sections 7.06 and 7.07 of the Distribution Agreement.

     17. Counterpart.

          This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    18. Successors and Assigns.

          The rights under this Agreement may not be assigned and duties may not be delegated by any party without the written consent of the other party, which consent shall not be unreasonably withheld. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. In addition, as to each party hereto, (a) notwithstanding the preceding sentence, this Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of such party and upon any person or entity that may hereafter acquire, whether by purchase of assets, purchase of stock, merger, share exchange or other business combination, substantially all of the business and assets of such party, and (b) this Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of any other person or entity to whom the rights of such party may be specifically assigned in accordance with the preceding sentence.


                  [Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first written above.

                                  MARCAM CORPORATION

                                  By:
                                      Michael J. Quinlan, President and
                                      Chief Executive Officer

                                  MARCAM SOLUTIONS, INC.

                                  By:
                                      Michael J. Quinlan, President and
                                      Chief Executive Officer